Dechert LLP

1775 I Street, N.W.

Washington, D.C. 20006-2401

Telephone: 202-261-3300

Facsimile: 202-261-3333

September 12, 2008

Capstone Church Bond Fund

5847 San Felipe

Suite 4100

Houston, TX 77057

Dear Ladies and Gentlemen:

We have acted as counsel to the Capstone Church Bond Fund (“Fund”), a Delaware statutory trust, in connection with the Registration Statement of the Fund on Form N-2 (the “Registration Statement”), to be filed with the Securities and Exchange Commission under the Securities Act of 1933 and the Investment Company Act of 1940 on or about September 12, 2008, relating to the issuance and sale by the Fund of authorized shares of beneficial interest (“Shares”) in the amount designated on the facing sheet of the Registration Statement.

We have examined originals and certified copies, or copies otherwise identified to our satisfaction as being true copies, of various corporate records of the Fund and such other instruments, documents and records as we have deemed necessary in order to render this opinion. We have assumed the genuineness of all signatures, the authenticity of all documents examined by us and the correctness of all statements of fact contained in those documents.

Based upon the foregoing, we are of the opinion that the Shares being registered pursuant to the Registration Statement, when issued in accordance with the terms described in the Registration Statement as filed on or about September 12, 2008, will be legally issued, fully paid and non-assessable by the Fund.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in such Registration Statement. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Sincerely,

/s/ Dechert LLP